                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  Schedule 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )
                                             ---

                             TCW/DW Term Trust 2000
               --------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
            --------------------------------------------------------
                         (Title of Class of Securities)


                                    87234V106
                            -------------------------
                                 (CUSIP Number)

                                December 31, 2000
                             -----------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 13 Pages

------------------------                              -------------------------
CUSIP NO. 87234V106                   13G                    PAGE 2 OF 13 PAGES
------------------------                              -------------------------

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              The Progressive Corporation
              34-0963169
-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]
-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Ohio

-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER

                NUMBER OF                  ------------------------------------
                 SHARES                              -0-
              BENEFICIALLY
                OWNED BY                   ------------------------------------
                  EACH                        6      SHARED VOTING POWER
                REPORTING
                 PERSON                               -0-
                  WITH
                                           ------------------------------------
                                              7      SOLE DISPOSITIVE POWER

                                                      -0-

                                           ------------------------------------
                                              8      SHARED DISPOSITIVE POWER

                                                      -0-
-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              -0-

-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                                                                    [ ]

-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.0 %

-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              HC, CO

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              -------------------------
CUSIP NO. 87234V106                   13G                    PAGE 3 OF 13 PAGES
------------------------                              -------------------------

-------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Progressive Casualty Insurance Company

              34-6513736

-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]

-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Ohio

-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER

                NUMBER OF
                 SHARES                              -0-
              BENEFICIALLY                -------------------------------------
                OWNED BY                      6      SHARED VOTING POWER
                  EACH
                REPORTING                            -0-
                 PERSON                   -------------------------------------
                  WITH                        7      SOLE DISPOSITIVE POWER

                                                     -0-

                                           ------------------------------------
                                              8      SHARED DISPOSITIVE POWER

                                                     -0-
-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                                                                      [ ]
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.0 %

-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IC, HC, CO

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              -------------------------
CUSIP NO. 87234V106                   13G                    PAGE 4 OF 13 PAGES
------------------------                              -------------------------

-------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Progressive American Insurance Company
              34-1094197
-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]

-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida

-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER

                NUMBER OF
                 SHARES                              -0-
              BENEFICIALLY
                OWNED BY                   -------------------------------------
                  EACH                        6      SHARED VOTING POWER
                REPORTING
                 PERSON                              -0-
                  WITH
                                           -------------------------------------
                                              7      SOLE DISPOSITIVE POWER

                                                     -0-

                                           -------------------------------------
                                              8      SHARED DISPOSITIVE POWER

                                                        -0-
-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                                                                           [ ]

-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0%

-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IC, CO

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              -------------------------
CUSIP NO. 87234V106                   13G                    PAGE 5 OF 13 PAGES
------------------------                              -------------------------

-------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Progressive Mountain Insurance Company
              93-0935623

-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]

-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Colorado

-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER

                NUMBER OF
                 SHARES                              -0-
              BENEFICIALLY
                OWNED BY                   ------------------------------------
                  EACH                        6      SHARED VOTING POWER
                REPORTING
                 PERSON                              -0-
                  WITH
                                           ------------------------------------
                                              7      SOLE DISPOSITIVE POWER

                                                     -0-

                                           ------------------------------------
                                              8      SHARED DISPOSITIVE POWER

                                                     -0-

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                                                                          [ ]

-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0%

-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IC, CO

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              -------------------------
CUSIP NO. 87234V106                   13G                    PAGE 6 OF 13 PAGES
------------------------                              -------------------------

-------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Progressive Northwestern Insurance Company
                91-1187829

-------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
      3         SEC USE ONLY

-------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Washington

-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER

                NUMBER OF
                 SHARES                              -0-
              BENEFICIALLY
                OWNED BY                   ------------------------------------
                  EACH                        6      SHARED VOTING POWER
                REPORTING
                 PERSON                              -0-
                  WITH
                                           ------------------------------------
                                              7      SOLE DISPOSITIVE POWER

                                                     -0-

                                           ------------------------------------
                                              8      SHARED DISPOSITIVE POWER

                                                     -0-

-------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                -0-

-------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES

                                                                        [ ]

-------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0.0 %

-------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                IC, CO

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              -------------------------
CUSIP NO. 87234V106                   13G                    PAGE 7 OF 13 PAGES
------------------------                              -------------------------

-------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Progressive Specialty Insurance Company
              34-1172685

-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]

-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Ohio

-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER

                NUMBER OF
                 SHARES                              -0-
              BENEFICIALLY
                OWNED BY                   ------------------------------------
                  EACH                        6      SHARED VOTING POWER
                REPORTING
                 PERSON                              -0-
                  WITH
                                           ------------------------------------
                                              7      SOLE DISPOSITIVE POWER

                                                     -0-

                                           ------------------------------------
                                              8      SHARED DISPOSITIVE POWER

                                                     -0-

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                                                                      [ ]

-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.0 %

-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IC, CO

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              -------------------------
CUSIP NO. 87234V106                   13G                    PAGE 8 OF 13 PAGES
------------------------                              -------------------------

-------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              United Financial Casualty Company
              36-3298008

-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [X]

-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Missouri

-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER

                NUMBER OF
                 SHARES                              -0-
              BENEFICIALLY
                OWNED BY                   ------------------------------------
                  EACH                        6      SHARED VOTING POWER
                REPORTING
                 PERSON                              -0-
                  WITH
                                           ------------------------------------
                                              7      SOLE DISPOSITIVE POWER

                                                     -0-

                                           ------------------------------------
                                              8      SHARED DISPOSITIVE POWER

                                                     -0-

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                                                                         [ ]

-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.0 %

-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IC, CO

-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 13 Pages

                                  SCHEDULE 13G

This Schedule 13G, Amendment No. 1, is filed to report the number of shares of Common Stock of the Issuer beneficially owned by The Progressive Corporation and certain of its subsidiaries as of the close of business on December 31, 2000. On December 19, 2000, all of the Common Shares of the Issuer held by The Progressive Corporation and its subsidiaries were sold.

ITEM 1(a)         NAME OF ISSUER:

                  The name of the issuer is TCW/DW Term Trust 2000 (the
                  "Issuer").

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


                  The address of the Issuer's principal executive offices is Two World Trade Center, New York, New York 10048.

ITEM 2(a)         NAME OF PERSON FILING:

                  This statement is filed jointly by the following parties (collectively, the "Reporting Persons"): (a) Progressive American Insurance Company, a Florida corporation, (b) Progressive Casualty Insurance Company, an Ohio corporation,
                  (c) Progressive Mountain Insurance Company, a Colorado corporation, (d) Progressive Northwestern Insurance Company, a Washington corporation, (e) Progressive Specialty Insurance Company, an Ohio corporation, and (f) United Financial Casualty Company, a Missouri corporation, (collectively, the "Subsidiaries"), and The Progressive Corporation, an Ohio corporation, by virtue of its direct or indirect ownership of all of the outstanding capital stock of the Subsidiaries.

                  All of the outstanding shares of Progressive Specialty Insurance Company are owned by Progressive Casualty Insurance Company. Except as noted in the preceding sentence, all of the outstanding shares of each of the Subsidiaries is owned directly by The Progressive Corporation.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of the Reporting Persons is as follows:


                  Reporting Person                            Business Address
                  ----------------                            ----------------
                  The Progressive Corporation                 6300 Wilson Mills Road
                                                              Mayfield Village, OH  44143

                  Progressive American Insurance Company      4030 Crescent Park Dr.,Bldg. B
                                                              Riverview, FL 33569

                  Progressive Casualty Insurance Company      6300 Wilson Mills Road
                                                              Mayfield Village, OH  44143

                  Progressive Mountain Insurance Company      2075 Research Parkway, Suite A
                                                              Colorado Springs, CO 80920

                  Progressive Northwestern Insurance          200 112th Ave., NE, Suite 200
                  Company                                     Bellevue, Washington 98004

                                                             Page 10 of 13 Pages



                  Reporting Person                            Business Address
                  ----------------                            ----------------
                  Progressive Specialty Insurance Company     6300 Wilson Mills Road
                                                              Mayfield Village, OH  44143

                  United Financial Casualty Company           11457 Olde Cabin Rd, Suite 235
                                                              St. Louis, MO  63141
ITEM 2(c)         CITIZENSHIP:

                  Reporting Person                                     State of Incorporation
                  ----------------                                     ----------------------

         The Progressive Corporation                                   Ohio
         Progressive American Insurance Company                        Florida
         Progressive Casualty Insurance Company                        Ohio
         Progressive Mountain Insurance Company                        Colorado
         Progressive Northwestern Insurance Company                    Washington
         Progressive Specialty Insurance Company                       Ohio
         United Financial Casualty Company                             Missouri

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  The class of securities which is the subject of this Schedule 13G is the Common Shares, $.01 par value per share, of the Issuer.

ITEM 2(e)         CUSIP NUMBER:

                  The CUSIP number for such class of securities is 87234V106.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d - 2(b) OR (c), Check Whether the Person Filing is a:

                  (c)  [X] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);(1)

                  (g)  [X] A parent holding company or control person in
                           accordance with Sec. 240.13d - 1(b)(1)(ii)(G).(2)


-------------------------
1  Applicable to each of the Subsidiaries.
2  Applicable to The Progressive Corporation.

                                                             Page 11 of 13 Pages

ITEM 4.  OWNERSHIP (AS OF DECEMBER 31, 2000)


                  (a)      Amount Beneficially Owned:                  No. of Shares
                           --------------------------                  -------------

                           The Progressive Corporation                            0

                           Subsidiaries
                           ------------

                           Progressive American Insurance Company      0
                           Progressive Casualty Insurance Company      0
                           Progressive Mountain Insurance Company      0
                           Progressive Northwestern Insurance Company  0
                           Progressive Specialty Insurance Company     0
                           United Financial Casualty Company           0
                                                                       -

                                                          TOTAL:       0

                  (b)      Percent of Class                                0.0 %
                           ----------------

                  (c)      Number of shares as to which the person has
                           -------------------------------------------


                                               (i)              (ii)                (iii)         (iv)

                                            Sole Power        Shared Power        Sole Power   Shared Power
                                            to Vote           to Vote             to Dispose   to Dispose
                                            or to             or to               or to        or to
                                            Direct            Direct              Direct the   Direct the
                                            the Vote          the Vote            Disposition  Disposition
                                            --------          --------            -----------  -----------

The Progressive Corporation                 0                 0                       0              0

Subsidiaries
------------

Progressive American Insurance Company      0                 0                       0              0

Progressive Casualty Insurance Company      0                 0                       0              0

Progressive Mountain Insurance Company      0                 0                       0              0

Progressive Northwestern Insurance Company  0                 0                       0              0

Progressive Specialty Insurance Company     0                 0                       0              0

United Financial Casualty Company           0                 0                       0              0
                                            --------------------------------------------------------------
                  TOTALS                    0                 0                       0              0


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                              [X]

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable.

                                                             Page 12 of 13 Pages

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                  Not Applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable.

ITEM 10           CERTIFICATIONS:

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

After reasonable inquiry and to the best of our knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.

Date:    January 5, 2001


The Progressive Corporation
Progressive American Insurance Company
Progressive Casualty Insurance Company
Progressive Mountain Insurance Company
Progressive Northwestern Insurance Company
Progressive Specialty Insurance Company
United Financial Casualty Company




By:   /s/ Thomas A. King
      --------------------------------------
         Thomas A. King
         Vice President

                                                             Page 13 of 13 Pages

                                    EXHIBIT A

This Exhibit A to Amendment No. 1 to Schedule 13G is filed pursuant to the requirements of Rule 13d-1(k)(1). The undersigned hereby agree that the Amendment No. 1 to Schedule 13G to which this Exhibit is attached is filed on behalf of each of the undersigned.


Dated:   January 5, 2001


The Progressive Corporation
Progressive American Insurance Company
Progressive Casualty Insurance Company
Progressive Mountain Insurance Company
Progressive Northwestern Insurance Company
Progressive Specialty Insurance Company
United Financial Casualty Company





By:       /s/ Thomas A. King
         ---------------------------------------
         Thomas A. King
         Vice President